New Frankenthaler: her recent bidding war

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Masterworks <notification@masterworks.com>
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Hello Sam,

Exciting news: Across multiple sales, Masterworks-featured artist Helen Frankenthaler had a great auction season last month, and we were able to acquire one of her record-setting soak stain paintings.

There was excitement around her market, in part thanks to a 10-minute bidding war that resulted in a new top 5 record. She had three paintings outpace estimates to sell for multimillion prices.

We were particularly excited to secure a domestic-scale soak-stain painting for less than $500k amid this season for Frankenthaler. Highly refined, large-scale 70s examples of the soak-stain style have set multiple records for the artist.* You can invest here, or view the offering circular below.


#1 Record | $7.8M | Royal Fireworks, 1975


#2 Record | $5.8M | Dream Decision, 1976


#3 Record | $4.76M | Circe, 1974


#4 Record | $4.73M | Carousel, 1979


#5 Record | $4.5M | Basin, 1979


Our Offering | $496k | Vista, 1980

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
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